Exhibit 99.1

JER Investors Trust Inc. Prices Collateralized Debt Obligations

MCLEAN, VA – September 28, 2006 — JER Investors Trust Inc. (NYSE:JRT) (together with its affiliates, the “Company”) announced the pricing of approximately $1.2 billion par value of collateralized debt obligations to be issued by subsidiaries of the Company, JER CRE CDO 2006-2, Limited and JER CRE CDO 2006-2, LLC (the “2006-2 CDO”). The 2006-2 CDO will issue privately placed notes totaling approximately $708 million and the Company will initially retain certain notes and all of the preferred shares of 2006-2 CDO. The 2006-2 CDO includes a ramp facility that will finance approximately $212 million par value of additional collateral interests, as well as a facility that will allow replenishment of proceeds of loan interests that are paid off within the first five years from the closing of the transaction. The transaction is expected to close on or about October 17, 2006. At issuance, the weighted average cost of borrowing for 2006-2 CDO is approximately 63 basis points (excluding fees and expenses) over applicable swaps or LIBOR rates.

The 2006-2 CDO is the second collateralized debt obligation offering of the Company and provides matched funding of debt for a portfolio of real estate related assets owned or to be acquired by the Company. Joseph E. Robert Jr., Chief Executive Officer of JER Investors Trust Inc., stated, “We are very pleased with the pricing of our second CDO transaction. Together with our first CDO, we continue to pursue and meet our business plan to match-fund our assets and liabilities to mitigate duration and interest rate risks.”

Affiliates of the Company, JER CRE CDO 2005-1, Limited and JER CRE CDO 2005-1, LLC, previously issued a $446 million par value of collateralized debt obligation (“CDO 1”) in November 2005.

The real estate related assets which will be held by the 2006-2 CDO will consist primarily of subordinated commercial mortgage-backed securities. Also included will be real estate CDO securities, ReREMIC securities, mezzanine loan interests, first mortgage loan interests, and subordinate mortgage loan interests.

The Company expects to record the 2006-2 CDO as a financing for accounting purposes and will consolidate the assets, liabilities, income and expense of the 2006-2 CDO.

The securities to be offered by the 2006-2 CDO have not been and will not be registered under the Securities Act of 1933, as amended, or any state securities or “blue sky” laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release is not an offer to sell or a solicitation of an offer to buy any security.

About JER Investors Trust Inc.

JER Investors Trust Inc. is a publicly traded specialty finance company that originates and acquires commercial real estate structured finance products. The Company’s target investments include commercial mortgage backed securities, mezzanine loans and B-Note participations in mortgage loans, commercial mortgage loans and net leased real estate investments. JER Investors Trust is organized and conducts its operations so as to qualify as a real estate investment trust (REIT) for federal income tax purposes.

For more information regarding JER Investors Trust Inc. please visit http://www.jer.com.

Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements relating to expected returns and to the portfolio’s expected weighted average credit rating and composition. These statements are based on management’s current expectations and beliefs which management believes are reasonable. These statements are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described or implied in the forward-looking statements; JER Investors Trust can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from JER Investors Trust’s expectations include, but are not limited to, changes in the real estate and bond markets, our continued ability to source new investments in the identified asset categories, and other risks detailed from time to time in periodic filings made with Securities and Exchange Commission by JER Investors Trust. Such forward-looking statements speak only as of the date of this press release. JER Investors Trust expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in JER Investors Trust’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Contact:	JER Investors Trust Inc.
Tae-Sik Yoon, CFO, 703-714-8094